MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC ENTERTAINMENT HOLDINGS, INC. BOARD OF DIRECTORS ELECTS
MARCUS GLOVER TO SERVE AS A DIRECTOR OF THE COMPANY,

EFFECTIVE SEPTEMBER 12, 2024

Marcus Glover will serve as a Class I director of the Company with a term expiring at the Company’s 2027 Annual Meeting of Stockholders

LEAWOOD, KANSAS - (September 16, 2024) – AMC Entertainment Holdings, Inc., (NYSE:AMC), the largest theatrical exhibitor in the United States and in the world, today announced that the Company’s Board of Directors has elected Marcus Glover to the AMC Board of Directors, effective September 12, 2024.

Glover will serve as a Class 1 director of the Company with a term expiring at the Company’s 2027 Annual Meeting of Stockholders, and at that meeting will stand for re-election thereafter. He will serve as a Member of the Audit Committee.

Glover brings to the Board extensive financial, operational and management experience, including as a chief financial officer of a publicly traded company. Since May 2023, he has served as Executive Vice President and Chief Financial Officer of Bally’s Corporation. Before his current role, he was Chief Strategy Officer for QPSI LLC, a supply chain solutions and contract packaging company, from October 2021 to May 2023. Prior to that, Mr. Glover served as President and Chief Operating Officer of the Borgata Hotel, Casino & Spa, and President and Chief Operating Officer of the Beau Rivage Resort & Casino. He also served as a senior executive with Caesars Entertainment in various positions.

Glover holds an M.B.A. from The Duke University Fuqua School of Business and received a B.A. in Business Administration, Finance from Morehouse College.

AMC Chairman of the Board and CEO Adam Aron commented:

The addition of Marcus Glover to AMC‘s Board of Directors is a great benefit to all those who work for and root for AMC’s success. Marcus brings a wealth of experience and leadership to the AMC board, particularly in the varied areas of guest service, employee satisfaction and finance. I look forward to working with him and all of our board members as we continue to deliver results for our guests, our shareholders, and our partners.

Marcus Glover commented:

AMC is a company I have long admired for its innovation in the entertainment industry, and one I regularly visit as a moviegoer. I am eager to work with my fellow board members, and AMC’s leadership team, as the company continues on its path as the industry leader.

The full AMC Entertainment Holdings, Inc. Board of Directors will now include:

Adam M. Aron – Chairman of the Board and CEO; former CEO of each of Starwood Hotels and Resorts Worldwide Inc., the NBA’s Philadelphia 76ers, Vail Resorts and Norwegian Cruise Line, as well as having been the chief marketing officer of both United Airlines and Hyatt Hotels & Resorts

Denise “Dee” Clark – Global information technology executive who has led technical groups for a variety of consumer giants including Estée Lauder, Hasbro, Mattel, Warner Music, MCI Systemhouse and Apple Computer

Marcus Glover – Executive Vice President and Chief Financial Officer of Bally’s Corporation

Sonia Jain – CFO of Cars.com, former CFO of Redbox Automated Retail LLC

Howard W. 'Hawk' Koch, Jr. – Movie producer, principal at The Koch Company, former president of the Academy of Motion Picture Arts and Sciences and the Producers Guild of America

Philip Lader - Senior Advisor to Morgan Stanley Institutional Securities; formerly served as the U.S. Ambassador to the Court of St. James’s, Administrator of the U.S. Small Business Administration, White House Deputy Chief of Staff, Assistant to the President and Deputy Director of the U.S. Office of Management & Budget. Also former Chairman of WPP plc

Gary F. Locke – Trade consultant and owner of Locke Global Strategies; formerly served as Governor of Washington, U.S. Secretary of Commerce, and the U.S. Ambassador to the People’s Republic of China

Kathleen M. Pawlus – Retired partner of Ernst and Young, LLP having served as the Chief Financial Officer and Chief Operating Officer of its Global Assurance practice

Keri Putnam – Producer, consultant, and executive with decades of experience in leadership roles in commercial film & television, and nonprofit arts. Formerly CEO of Sundance Institute and President of Production at Miramax films

Anthony J. Saich – Director of the Ash Center for Democratic Governance and Innovation as well as Daewoo Professor of International Affairs at Harvard University’s Kennedy School of Government

Adam J. Sussman – President of Epic Games; formerly Chief Digital Officer of Nike, Inc.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 900 theatres and 10,000 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, website, and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. In addition, in 2023 AMC launched AMC Theatres Distribution with the highly successful releases of TAYLOR SWIFT | THE ERAS TOUR and RENAISSANCE: A FILM BY BEYONCÉ. AMC Theatres Distribution expects to release more concert films with the world’s leading musical artists in the years ahead. For more information, visit www.amctheatres.com.

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Source: AMC Entertainment Holdings